SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 25, 2007

TRIUMPH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1550 Liberty Ridge Drive, Suite 100, Wayne, Pennsylvania		19087
(Address of principal executive offices)		(Zip Code)

(610) 251-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                  Results of Operations and Financial Condition.

On July 25, 2007, Triumph Group, Inc. issued a press release announcing its financial results for the fiscal quarter ended June 30, 2007 and conducted a conference call to further discuss the financial results.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report.

On the conference call, in addition to reviewing the information contained in the press release, the executive officers also discussed the following financial information:

•                                          For the fiscal quarter ended June 30, 2007, sales mix was as follows:  commercial was 45% (compared to 45% in the prior full fiscal year), military was 32% (compared to 33% in the prior full fiscal year), regional jets were 5% (compared to 5% in the prior full fiscal year), business jets were 9% (compared to 9% in the prior full fiscal year) and other was 9% (compared to 8% in the prior full fiscal year).

•                                          The top ten programs represented in the backlog were the 737NG, 777, A320/321, CH47, 787, UH60, C17, V-22, 747 and A380 programs, respectively.

•                                          For the fiscal quarter ended June 30, 2007, Boeing commercial, military and space accounted for 22.4% of net sales.

•                                          For the fiscal quarter ended June 30, 2007, OEM sales represented 62% (compared to 62% in the prior full fiscal year), Aftermarket sales represented 29% (compared to 29% in the prior full fiscal year), and Other was 9% (compared to 9% in the prior full fiscal year).

•                                          Same store sales for the fiscal quarter ended June 30, 2007 increased 20% over the comparable quarter in the prior fiscal year.  Aerospace Systems same store sales for the fiscal quarter ended June 30, 2007 was $211.6 million, an increase of 23% over the comparable quarter in the prior fiscal year. Aftermarket Services same store sales for the fiscal quarter ended June 30, 2007 was $50.4 million, an increase of 9% over the comparable quarter in the prior fiscal year.

•                                          Export sales for the fiscal quarter ended June 30, 2007 were $56.2 million, an increase of 13% over the comparable quarter in the prior fiscal year.

•                                          The Company’s effective tax rate for the quarter ended June 30, 2007 was 33.9%. For the fiscal year ending March 31, 2008, the company expects its effective tax rate to be approximately 34%.

The information in this Item 2.02 of this Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2007, the stockholders of Triumph Group, Inc. (the “Company”) approved the performance goals under the Company’s Annual Cash Bonus Plan (the “Plan”) and under the Company’s 2004 Stock Incentive Plan.  The Plan provides for cash bonuses payable upon the attainment of pre-established performance goals.  The compensation and management development committee will determine the terms of each incentive award made to executive officers under the Plan.  The committee will set a range of corporate performance goals for specified performance periods within the deadlines required by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.  Performance is measured over the Company’s fiscal year which ends March 31.  No payment under the Plan to any one executive officer in any fiscal year shall exceed $3.0 million.

The Company’s compensation and management development committee utilizes objective criteria to establish corporate performance goals for purposes of establishing awards under the Plan.  Plan awards may be based on any combination of earnings per share on a fully diluted basis, operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), return on net assets, working capital, sales growth and/or internal rate of return on capital expenditures, but the compensation and management development committee intends to use earnings per share on a fully diluted basis as the principal performance goal.  The compensation and management development committee believes that earnings per share is a fair measure of performance that also focuses the Company’s executives on the measure of perhaps greatest significance to the Company’s stockholders, thus aligning the Company’s executives’ interests with those of the Company’s stockholders.

The Plan is administered by the compensation and management development committee of the Company’s Board of Directors. The compensation and management development committee has the right to terminate or amend the Plan, without stockholder approval, at any time and for any reason.  Employees eligible to participate in the Plan include the Company’s Chief Executive Officer, the Company’s other executive officers, and other key officers of the Company.

A description of the Plan is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Description of the Triumph Group, Inc. Annual Cash Bonus Plan
99.1	Press Release dated July 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2007		TRIUMPH GROUP, INC.

	By:	/s/ John B. Wright, II
John B. Wright, II
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Description of the Triumph Group, Inc. Annual Cash Bonus Plan
99.1	Press Release dated July 25, 2007